As filed with the Securities and Exchange Commission on November 21, 2008             Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SYMMETRICOM, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	95-1906306 (IRS Employer Identification Number)

2300 Orchard Parkway
San Jose, California 95131-1017

(Address of Principal Executive Offices including Zip Code)

Symmetricom, Inc. 2006 Incentive Award Plan
(As Amended Through October 31, 2008)

(Full Title of the Plan)

Copy to:
Thomas W. Steipp Chief Executive Officer Symmetricom, Inc. 2300 Orchard Parkway San Jose, California 95131-1017 (408) 433-0910	Ora T. Fisher, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600

(Name and Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (4)	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee
Common Stock, par value $0.0001 per share, issuable under the Symmetricom, Inc. 2006 Incentive Award Plan (As Amended Through October 31, 2008) (1) (3):	5,500,000 shares	$3.295	$18,122,500.00	$712.21
TOTAL (1)(2)(3):	5,500,000 shares		$18,122,500.00	$712.21

(1)

On a Registration Statement on Form S-8 filed on November 9, 2006, we registered 8,395,067 shares of common stock reserved for issuance under our Symmetricom, Inc. 2006 Incentive Award Plan, consisting of (a) 3,700,000 shares of common stock initially available for future issuance under the 2006 Incentive Award Plan as of the effective date of the 2006 Incentive Award Plan, (b) 4,275,628 shares of common stock subject to awards outstanding under our 1999 Director Stock Option Plan, 1999 Employee Stock Option Plan or 2002 Stock Option Plan (the “Prior Plans”) and (c) 419,439 shares of common stock that were available for grant under the Prior Plans as of November 9, 2006. We are registering on this Registration Statement on Form S-8 an additional 5,500,000 shares of common stock available for issuance under the 2006 Incentive Award Plan, as amended through October 31, 2008 (as amended, the “2006 Plan”). To the extent outstanding awards under the Prior Plans expire or are cancelled without having been exercised in full, the shares of common stock subject to such awards will become available for future issuance under the 2006 Plan.

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.0001 per share, which become issuable under the 2006 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(3)

Rights to acquire shares of the Registrant’s Series A Junior Participating Preferred Stock are attached to and trade with the common stock of the Registrant. Value attributable to such rights, if any, is reflected in the market price of the common stock.

(4)

The proposed maximum offering price per share as to the 5,500,000 shares authorized for issuance pursuant to future awards granted under the 2006 Plan has been estimated, solely for the purpose of calculating the registration fee, pursuant to Rule 457(c) and Rule 457(h)(1)of the Securities Act, based on the average of the high ($3.45) and the low ($3.14) prices for the Registrant’s common stock as reported on the NASDAQ Global Market on November 20, 2008.

This Registration Statement will become effective upon filing in accordance with Rule 462 under the Securities Act.

REGISTRATION OF ADDITIONAL SECURITIES

By a registration statement on Form S-8 filed with the Commission on November 9, 2006, Registration Statement No. 333-138546 (the “First Registration Statement”), Symmetricom, Inc. (the “Registrant”) registered 8,395,067 shares of common stock issuable under the 2006 Plan.  The Registrant is hereby registering an additional 5,500,000 shares of common stock issuable under the 2006 Plan.

Pursuant to General Instruction E of Form S-8, the contents of the First Registration Statement are incorporated by reference herein.

PART I

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation, by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

Item 3.                           Incorporation of Documents by Reference

The Commission allows a registrant to “incorporate by reference” the information it files with the Commission, which means that the Registrant can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the Commission will update and supersede this information.  The following documents filed by the Registrant with the Commission are incorporated herein by reference (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

(a)        The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 29, 2008 filed with the Commission on September 10, 2008, including information specifically incorporated by reference into the Registrant’s Form 10-K from its Proxy Statement for its 2008 Annual Meeting of Stockholders;

(b)        The Registrant’s Current Report on Form 8-K filed with the Commission on August 7, 2008;

(c)        The Registrant’s Current Report on Form 8-K filed with the Commission on August 14, 2008 (with respect to the disclosure set forth under Item 2.06 of Form 8-K only);

(d)        The Registrant’s Current Report on Form 8-K filed with the Commission on October 2, 2008;

(e)        The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 28, 2008 filed with the Commission on November 6, 2008;

(f)         The description of the common stock, par value $0.0001 per share, as set forth in the Registrant’s Current Report filed on Form 8-K, filed with the Commission on August 2, 2002; and

(g)        The description of the Registrant’s preferred share purchase rights as set forth in its Registration Statement on Form 8-A, filed with the Commission on August 9, 2001.

In addition, all documents that the Registrant files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of it from the respective dates of filing such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference, unless such Form 8-K expressly provides to the contrary.

Item 4.                           Description of Securities

Not applicable.

Item 5.                           Interests of Named Experts and Counsel

Not applicable.

Item 6.                           Indemnification of Directors and Officers

The Registrant is a Delaware corporation.  Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the “DGCL”) enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

 Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any present or former director, officer, employee or agent of the corporation, or any individual serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such person had no reasonable cause to believe his or her conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any present or former director, officer, employee or agent of the corporation, or any individual serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses, including attorneys’ fees, actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such director, officer, employee or agent shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a present or former director, officer, employee or agent has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a present or former director, officer, employee or agent of the corporation, or any individual serving at the corporation’s request as a director, officer or employee of another organization, against any liability asserted against him or her or incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

The Registrant’s Amended and Restated Certificate of Incorporation provides that the Registrant’s directors shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL; or (4) for any transaction from which the director derived an improper personal benefit.  If the DGCL is amended to further eliminate or limit the liability of directors, then the liability of a director to the company, in addition to the limitation on personal liability provided in the Amended and Restated Certificate of Incorporation shall be limited to the fullest extent permitted by the amended DGCL.  The Registrant’s Amended and Restated Certificate of Incorporation further provides that each person who is or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided however, that, except for claims brought to recover any unpaid indemnification claims, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors.  The indemnification provisions of the Registrant’s Amended and Restated Certificate of Incorporation are contract rights and include the right to be paid by the corporation for any expenses incurred in defending any such proceeding in advance of its final disposition in accordance with the provisions of the DGCL.  The Registrant’s Board of Directors may also provide indemnification to employees and agents of the company with the same scope and effect as the above described indemnification provisions for officers and directors.  Section 145 of the DGCL makes provision for such indemnification in terms sufficiently broad to cover officers and directors under certain circumstances for liabilities arising under the Securities Act.  In addition, the Registrant’s Amended and Restated Certificate of Incorporation authorizes the company to provide indemnification of, and advancement of expenses to, agents of the corporation in excess of the indemnification and advancement provision of Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or nonstatutory) with respect to actions for breach of duty to the corporation, its stockholders and others.

The Registrant’s Amended and Restated Bylaws provide for the indemnification of directors, officers, employees and other agents acting on behalf of the Registrant to the fullest extent permissible under the DGCL.  The Registrant’s Amended and Restated Bylaws also permit the Registrant to secure insurance on behalf of any officer, director, employee or other agent against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of the Registrant’s Amended and Restated Bylaws.

The Registrant has entered into indemnification agreements with substantially all of its officers and directors which provide indemnification under certain circumstances for acts and omissions which may not be covered by any directors’ and officers’ liability insurance.

Item 7.                Exemption from Registration Claimed

Not applicable.

Item 8.                Exhibits

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant (See Index to Exhibits).

4.2	Amended and Restated Bylaws of the Registrant (See Index to Exhibits).

4.3	Symmetricom, Inc. 2006 Incentive Award Plan (As Amended Through October 31, 2008) (See Index to Exhibits).

4.4	Forms of agreements under the Symmetricom, Inc. 2006 Incentive Award Plan (As Amended Through October 31, 2008).

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto).

24.1	Powers of Attorney (included in the signature page hereto).

Item 9.                Undertakings

a.     The undersigned Registrant hereby undertakes:

1.        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.       To include any prospectus required by section 10(a)(3) of the Securities Act;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2.             That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.             To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

e.           The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

h.           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on November 21, 2008.

SYMMETRICOM, INC.

By:	/s/ THOMAS W. STEIPP
Thomas W. Steipp,
Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas W. Steipp and Justin Spencer, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ THOMAS W. STEIPP	Chief Executive Officer (Principal	November 21, 2008
Thomas W. Steipp	Executive Officer) and Director

/s/ JUSTIN SPENCER	Executive Vice President, Chief Financial	November 21, 2008
Justin Spencer	Officer and Secretary (Principal Financial
and Accounting Officer)

/s/ ROBERT T. CLARKSON	Chairman of the Board	November 21, 2008
Robert T. Clarkson

/s/ ALFRED F. BOSCHULTE	Director	November 21, 2008
Alfred F. Boschulte

/s/ JAMES CHIDDIX	Director	November 21, 2008
James Chiddix

Director
Elizabeth A. Fetter

/s/ ROBERT M. NEUMEISTER JR.	Director	November 21, 2008
Robert M. Neumeister Jr.

/s/ RICHARD W. OLIVER	Director	November 21, 2008
Richard W. Oliver

/s/ RICHARD N. SNYDER	Director	November 21, 2008
Richard N. Snyder

/s/ ROBERT J. STANZIONE	Director	November 21, 2008
Robert J. Stanzione

INDEX TO EXHIBITS

Exhibit Number	Description

4.1

Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference from Exhibit 3.1 to the Registrant’s current report on Form 8-K filed with the Commission on January 9, 2002).

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference from Exhibit 3.1 to the Registrant’s current report on Form 8-K filed August 10, 2005).

4.3

Symmetricom, Inc. 2006 Incentive Award Plan (As Amended Through October 31, 2008) (incorporated by reference from Exhibit 10.2 to the Registrant’s quarterly report on Form 10-Q filed with the Commission on November 6, 2008).

4.4	Forms of agreements under the Symmetricom, Inc. 2006 Incentive Award Plan (As Amended Through October 31, 2008).

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto).

24.1	Powers of Attorney (included in the signature page hereto).